Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

February 22, 2019

KKR Real Estate Finance Trust Inc.
9 West 57th Street
New York, New York 10019

Re:	Registration Statements on Form S-3
Commission File Nos 333-229043 and 333-226167

Ladies and Gentlemen:

We have served as Maryland counsel to KKR Real Estate Finance Trust Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the sale of up to $100,000,000 in shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in an at-the-market offering covered by the above-referenced Registration Statements, and all amendments thereto (collectively, the “Registration Statements”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.          The Registration Statements, in the form in which each was filed with the Commission under the Securities Act;

2.          The Company’s Prospectus, dated February 7, 2019, as supplemented by the Company’s Prospectus Supplement, dated February 22, 2019 (the “Prospectus Supplement”), each in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

3.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.          The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.          Resolutions adopted by the Board of Directors of the Company (the “Board”), relating to, among other matters, (i) the registration and issuance of the Shares, (ii) the delegation to a committee of the Board (the “ATM Offering Committee”) of all of the powers that may lawfully be delegated to a committee of the Board in connection with the sale and issuance of the Shares, subject to certain parameters and (iii) the delegation to certain officers of the Company of the power to determine, subject to certain parameters, among other things, the number of Shares and the offering price of each Share to be sold from time to time pursuant to the at-the-market offering (the “Resolutions”), certified as of the date hereof by an officer of the Company;

KKR Real Estate Finance Trust Inc.
February 22, 2019

7.          A certificate executed by an officer of the Company, dated as of the date hereof; and

8.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.          None of the Shares were, and none will be, issued or transferred in violation of the restrictions or limitations contained in Article VI of the Charter.

KKR Real Estate Finance Trust Inc.
February 22, 2019

6.          Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock the Company is then authorized to issue under the Charter.

7.          Prior to the issuance of any of the Shares, a duly authorized officer or the ATM Offering Committee will determine the price and certain other terms of the issuance of such Shares in accordance with the Resolutions (the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statements, the Resolutions and the Corporate Proceedings, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

KKR Real Estate Finance Trust Inc.
February 22, 2019

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”).  We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP